Exhibit 99

Press Release

	Contacts:	Mel Payne, Chairman & CEO
Terry Sanford, CAO and Treasurer
Carriage Services, Inc.
713-332-8400
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com
Kip Rupp /krupp@drg-e.com
DRG&E /713-529-6600
CARRIAGE SERVICES NAMES
BILLY D. DIXON AS SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER
July 8, 2008 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) announced today that Billy D. Dixon, age 37, has joined the company as Senior Vice President and Chief Financial Officer.
     Mr. Dixon started his career in 1993 as a production engineer for Anadarko Petroleum after which he worked as an oil and gas attorney for two law firms, including Locke Liddell & Sapp LLP. In 2001 he joined British Petroleum’s North American Gas and Power Business Unit (NAGP) initially as a credit and commercial contract attorney, then as Chief Credit Officer until 2005 when he became Vice President of Strategic Origination responsible for NAGP’s inorganic acquisition growth strategy and execution. In 2007 Mr. Dixon became Vice President of NAGP’s Gulf Coast/Texas region responsible for the physical trading, marketing, scheduling and storage of natural gas. Mr. Dixon is a graduate of the University of Texas with a B.S. in Petroleum Engineering and the University of Houston with a J.D. in Law.
     Commenting on the announcement, Melvin C. Payne, Chairman and Chief Executive Officer of Carriage Services, stated, “I am extremely pleased that Billy has joined our company as Chief Financial Officer and will become a member of our Executive Team. During a fifteen year career in the energy business, Billy accomplished much in numerous roles in which he developed a strong track record as an innovator and builder of high performance teams. His leadership skills, an ability to learn new areas fast, and a passion for winning and Being the Best at whatever he undertakes, make him an ideal fit for Carriage at this critical stage in our development. I am confident that Billy will be instrumental in our future success as we execute our models to build long term shareholder value.”

     Carriage Services is a leading provider of death care services and products. As of July 8th, 2008, Carriage operates 136 funeral homes in 25 states and 32 cemeteries in 11 states.
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2007, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.